                                                                     EXHIBIT 8.3


                               October 31, 1997




(213) 229-7000                                                     C 26181-00031

Evans Withycombe Residential, Inc.
6991 East Camelback Road
Suite A-200
Scottsdale, AZ  85251

     Re:  Tax Opinion For The Merger Registration Statement

Ladies and Gentlemen:

     We are acting as special counsel to Evans Withycombe Residential, Inc. a Maryland corporation ("EWR"), in connection with (i) the Joint Proxy Statement and Prospectus, included in the Registration Statement on Form S-4 (File No. 333-35873) (the "Merger Registration Statement"), relating to the proposed merger (the "Merger") of EWR with and into Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR"), and (ii) the Prospectus and Information Statement, contained in the Registration Statement on Form S-4 (File No. 333-36053) (the "Partnership Registration Statement"), relating to (A) the proposed contribution of the assets, subject to liabilities, of Evans Withycombe Residential, L.P., a Delaware limited partnership ("EWRLP") to ERP Operating Limited Partnership, an Illinois limited partnership ("ERP") and (B) the offer by ERP to holders of units in EWRLP to exchange such units for units of partnership interest in ERP. You have requested our opinion as to certain federal income tax matters described below.

     The Merger will be effected pursuant to the terms and conditions of the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 27, 1997, by and among EWR and EQR. In the Merger, each share of EWR Common Stock, $.01 par value per share ("EWR Common") will be exchanged for 0.5 share of beneficial interest of EQR ("EQR Common"). The Merger Agreement is attached as
Exhibit 2.1 to the Merger Registration Statement. This opinion is being rendered pursuant to Sections 6.3(d) and (e) of the Merger Agreement.

October 31, 1997
Page 2


     In rendering our opinion, we have examined the Merger Agreement and have, with your permission, relied upon and assumed as correct now and as of the effective time of the Merger, (i) the representations, warranties, and covenants contained in the Merger Agreement, (ii) the factual information contained in the Merger Registration Statement and the Partnership Registration Statement, (iii) certain factual representations made by EWR, EWRLP and EQR, which are attached as Exhibits hereto and made a part hereof, and (iv) such other materials as we have deemed necessary or appropriate as a basis for our opinion.

     On the basis of the information, representations, warranties, and covenants contained in the foregoing materials, we are of the opinion that for federal income tax purposes:

     (i) the Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and EQR and EWR will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

     (ii)   no gain or loss will be recognized by EWR as a result of the Merger;

     (iii) no gain or loss will be recognized by the stockholders of EWR upon the exchange of their shares of EWR Common solely for shares of EQR Common ;

     (iv) the tax basis of the shares of EQR Common received by a holder of EWR Common in exchange for shares of EWR Common pursuant to the Merger will be the same as the tax basis of the shares of EWR Common exchanged therefor;

     (v) the holding period for shares of EQR Common received in exchange for shares of EWR Common pursuant to the Merger will include the period that such shares of EWR Common were held by the stockholder, provided that such shares of EWR Common are held as a capital asset by the stockholder at the effective time of the Merger;

     (vi) a stockholder of EWR who receives cash in lieu of a fractional share of EQR Common will recognize gain equal or loss equal to the difference, if any, between the stockholder's tax basis in the fractional share and the amount of cash received;

     (vii) EWRLP will be classified as a partnership for federal income tax purposes;

     (viii) commencing with its taxable year ended December 31, 1994, EWR was organized in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under Section 856 of the Code, and its method of operation has enabled it and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

October 31, 1997
Page 3


     (ix) the discussion under the caption "Federal Income Tax Consequences" in the Merger Registration Statement, to the extent it constitutes matters of law or legal conclusions, is accurate in all material respects.

     This opinion expresses our views as to federal income tax laws in effect as of the date hereof, including the Code, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service (the "Service") and court decisions. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retroactively. Any change in such authorities or any change in the facts or representations, or any past or future actions by EWR, EQR, or the stockholders of EWR contrary to such representations might adversely affect the conclusions stated herein.

     Furthermore, our opinion as to the status of EWR as a REIT under the Code is based upon the accuracy of the representations made by EWR and EWRLP as to factual matters relating to the organization, operation, income, assets, distributions and stock ownership of EWR and EWRLP. EWR's qualification as a REIT depends on its having met and continuing to meet, through actual operating results, distribution levels and diversity of stock ownership, the various qualifications tests imposed under the Code and described in the Merger Registration Statement and the Exhibits attached hereto, the results of which have not been and will not be reviewed by Gibson, Dunn & Crutcher LLP. Accordingly, we give no assurance that the actual results of EWR's operations for any taxable year have satisfied or will satisfy such requirements.

     We hereby consent to the use of our name and our opinion under the caption "Federal Income Tax Consequences" in the Merger Registration Statement.

                              Very truly yours,


                              GIBSON, DUNN & CRUTCHER LLP

                              /s/ Gibson, Dunn & Crutcher LLP


HB/SMK/slc

                             OFFICER'S CERTIFICATE
                    FOR EVANS WITHYCOMBE RESIDENTIAL, INC.
                            REGARDING THE MERGER OF
                      EVANS WITHYCOMBE RESIDENTIAL, INC.
                   WITH EQUITY RESIDENTIAL PROPERTIES TRUST

     This Officer's Certificate is given in connection with the Joint Proxy Statement and Prospectus, included in the Registration Statement on Form S-4 (File No. 333-35873) (the "Merger Registration Statement"), relating to the proposed merger (the "Merger") of Evans Withycombe Residential, Inc., a Maryland corporation("EWR") with and into Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR"). The Merger will be effected pursuant to the terms and conditions of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 27, 1997, by and among EWR and EQR, which is attached as Exhibit 2.1 to the Merger Registration Statement. Your opinions are being rendered pursuant to Sections 6.2(e) and 6.3(e) of the Merger Agreement. Unless otherwise indicated, capitalized terms not defined herein have the meaning set forth in the Merger Agreement.

     Paul R. Fannin, Senior Vice President and Chief Financial Officer of EWR hereby certifies that to the best of his knowledge and belief, each of the following statements is true and correct and will be true and correct at the Effective Time of the Merger. The undersigned understands that the following representations form the basis of the opinions of Rudnick & Wolfe and Gibson, Dunn & Crutcher LLP that are attached as exhibits to and described in the Merger Registration Statement, and any change or inaccuracy in the facts described herein could adversely alter such opinions.

     The fair market value of the EQR Common Shares and cash in lieu of fractional shares received in the Merger by each EWR shareholder will be approximately equal to the fair market value of the EWR Common Shares surrendered in exchange therefor;

     2. In the Merger, no shareholders of EWR will receive cash or other property by reason of exercising dissenters' rights;

     3. EWR has not made (nor will it make prior to the Effective Time) any distributions, redemptions, or other payments in respect of stock of EWR or in respect of rights to acquire such stock that are made in contemplation of the Merger or that are related thereto, except for regular and normal distributions that are consistent with amounts historically distributed by EWR on an annual basis, including any distributions required by Section 857(a) of the Code;

     4. Other than in the ordinary course of business, EWR has not disposed of any of its assets (including any distribution of assets with respect to, or in redemption of, EWR Common Shares);

     5. EWR's principal reasons for participating in the Merger are bona fide business purposes unrelated to taxes;

     6. Except for the possibility of receiving cash in lieu of fractional shares of EQR Common Shares, the sole consideration to be received in the Merger by the shareholders of EWR in exchange for their EWR Common Shares will be EQR Common Shares;

     7. The fair market value of EWR's assets will, at the Effective Time of the Merger, exceed the aggregate liabilities of EWR plus the amount of liabilities, if any, to which such assets are subject;

     8. The liabilities of EWR assumed by EQR in the Merger and the liabilities to which the transferred assets of EWR are subject were incurred by EWR in the ordinary course of its business;

     9. EWR is a "real estate investment trust" for purposes of Section 368(a)(2)(F)(i) of the Code;

     10   EWR is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

     11. There is no plan or intention ("Plan") on the part of the EWR shareholders who own 5 percent or more of the EWR Common Shares, and to the best knowledge of the management of EWR, there is no Plan on the part of the remaining EWR shareholders to engage in a sale, exchange, transfer, pledge, disposition or any other transaction that results in a reduction in the risk of ownership or a direct or indirect disposition (a "Sale") of the EQR Common Shares received in the Merger that would reduce ownership by the EWR shareholders of EQR stock to a number of shares having a value as of the Effective Time of the Merger of less than fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding EWR Common Shares. For purposes of making the foregoing representation, EWR Common Shares exchanged for cash in lieu of fractional shares and EWR Common Shares that are the subject of a Sale by an EWR shareholder prior to the Merger shall be considered outstanding EWR Common Shares at the Effective Time of the Merger;

     12. EWR and the EWR shareholders will pay their own respective expenses incurred in connection with the Merger, except for the payment by EQR of those expenses of EWR, if any, that are solely and directly related to the Merger in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187;

     13. There is no intercorporate indebtedness existing between EQR and EWR that was issued, acquired, or will be settled at a discount as a result of the Merger;

     14. The terms of the Merger Agreement are the product of arm's-length negotiations;

     15. None of the compensation received by any shareholder-employee of EWR will be separate consideration for, or allocable to, any of their EWR Common Shares. None of the EQR Common Shares received by any shareholder-employee of EWR will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete, and the compensation paid to any shareholder-employee of EWR will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

     16. The information set forth in the Merger Registration Statement is true, correct, and complete; and

     17. The undersigned is authorized to make all of the representations set forth herein.

     It is understood that (i) your opinions will be based on the representations set forth herein, the information set forth in the Merger Registration Statement, and on the statements, representations, and warranties set forth in the Merger Agreement (including all schedules and exhibits thereto), and (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations, statements, and information are not true, correct, and complete. It is further understood that your opinions will not address any tax consequence of the Merger or any action taken in connection therewith except as expressly set forth in such opinion.

     IN WITNESS WHEREOF, I have executed this Officer's Certificate on the 31st day of October, 1997.


                                 /s/ Paul R. Fannin
                                 ---------------------------
                                 Paul R. Fannin
                                 Senior Vice President
                                 and Chief Financial Officer

                           OFFICER'S CERTIFICATE FOR

                       EVANS WITHYCOMBE RESIDENTIAL, INC.

                  REGARDING EVANS WITHYCOMBE RESIDENTIAL, L.P.

                 AND EVANS WITHYCOMBE FINANCE PARTNERSHIP, L.P.

     This Officer's Certificate is given in connection with (i) the Joint Proxy Statement and Prospectus, included in the Registration Statement on Form S-4 (File No. 333-35873) (the "Merger Registration Statement"), relating to the proposed merger (the "Merger") of Evans Withycombe Residential, Inc., a Maryland corporation (the "REIT") with and into Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR"), and (ii) the Prospectus and Information Statement, contained in the Registration Statement on Form S-4 (File No.333-36053) (the "Partnership Registration Statement"), relating to (A) the proposed contribution of the assets, subject to liabilities, of Evans Withycombe Residential, L.P., a Delaware limited partnership (the "Operating Partnership") to ERP Operating Limited Partnership, an Illinois limited partnership ("ERP") and (B) the the offer by ERP to holders of units in the Operating Partnership to exchange such units for units of partnership interest in ERP.

     Paul R. Fannin, Senior Vice President and Chief Financial Officer of the REIT, hereby certifies that to the best of his knowledge and belief that each of the following statements is true and correct and will be true and correct at the effective time of the Merger. The undersigned understands that the following representations form the basis of the opinions of Rudnick & Wolfe and Gibson, Dunn & Crutcher LLP described in the Merger Registration Statement and the Partnership Registration Statement (collectively the "Registration Statements"), and any change or inaccuracy in the facts described herein could adversely alter such opinions.

     References herein to the "Partnerships" or "Partnership" include the Operating Partnership, Evans Withycombe Finance Partnership, L.P., a Delaware limited partnership (the "Finance Partnership), McKinley Hills Partners-85, and EW Chandler Limited Partnership.

     Terms not otherwise defined herein have the meanings set forth in Exhibit A hereto. Unless specifically provided otherwise, all the statements below with respect to any entity relate to such entity from the date of its organization until the effective date of the Merger.

     1. Except as provided in the Operating Partnership Agreement, the REIT has not acted and will not be acting as the agent of the limited partners of the Operating Partnership.

     2. The current net worth of the Finance Partnership exceeds $190 million. For purposes of this paragraph 2, "net worth" means the gross fair market value of all assets minus liabilities.

     3. The REIT has contributed to Finance Sub a promissory note (the "Demand Note"), in the aggregate principal amount of $10 million payable to Finance Sub on demand, proceeds from which may be used to satisfy any of Finance Sub's obligations as general partner of the Finance Partnership.

     4. Interests in the Partnerships have not been and will not be listed or traded on an established securities market or exchange (including an over-the-counter market).

     5. No interests in the Partnerships have been or will be issued in a transaction that is registered under the Securities Act of 1933.

     6. None of the Partnerships have had more than 500 partners, and the general partners of the Partnerships will not take any action that could permit the Partnerships to have more than 500 partners (including as partners those persons indirectly owning an interest in the Partnerships through a partnership, S corporation, or grantor trust).

     7. Neither the REIT, Finance Sub nor the Partnerships will participate in or tacitly allow the facilitation of public trading of interests in the Partnerships.

     8. Beginning with the taxable year ending December 31, 1994, ninety percent (90%) or more of the gross income of each of the Partnerships have consisted and will consist of "qualifying income" within the meaning of Section 7704(d) of the Code. "Qualifying income" for this purpose refers to interest, dividends, real property rents, gain from the sale or other disposition of real property, and gain from the sale or other disposition of assets (other than inventory assets) that produce interest or dividends. "Interest" for this purpose excludes any amounts received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person, other than interest based on a fixed percentage of receipts or sales. In addition, gross income from the sale of real property held primarily for sale to customers in the ordinary course of business is not reduced by the cost of such property.

     9. Beginning with the taxable year ending December 31, 1994, with respect to each and every Lease, the amount of rent received or accrued by the Partnerships has not been and will not be based in whole or in part on the income or profits of any person.

     10. With respect to each and every Tenant, neither the Partnerships nor any owner (actual or Constructive) of 10% or more of the outstanding interests in profits or capital of the Partnerships, has been or is expected to be the owner (actual or Constructive) of: (i) in the case of a Tenant that is a corporation, stock of such Tenant possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total number of shares of all classes of stock of such Tenant; or (ii) in the case of a Tenant that is not a corporation, an interest of 10% or more in the assets or net profits of such Tenant.

     11. With respect to every Lease: (i) all personal property leased by the Partnerships has been and will be leased in connection with a lease of real property, and (ii) the rent attributable to any personal property leased in connection with a Lease has been and will be less than 15% of the total rent received or accrued under the Lease. I understand that the amount of rent attributable to personal property is determined under Section 856(d)(1) of the Code, which provides that with respect to each lease of real property, the amount of rent attributable to personal property for a taxable year is the amount that bears the same ratio to the rent for the taxable year as the average of the adjusted basis of personal property at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted basis of both the real property and the personal property at the beginning and at the end of the taxable year. This representation applies only to personal property that is owned (as opposed to leased) by the Partnerships.

     12. The Partnerships have not acted and will not act as lessee of any property for the purpose of subleasing such property to a Tenant.

     13. No Partnership would be or would have been a "regulated investment company" within the meaning of Section 851(a) of the Code if it were a domestic corporation. A "regulated investment company" is a domestic corporation which, at all times during the taxable year, is registered under the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 to 80b-2), as a management company or a unit investment trust, or has in effect an election under such Act to be treated as a business development company, or which is a common trust fund or similar fund excluded by Section 3(c)(3) of such Act from the definition of "investment company" and is not included in the definition of "common trust fund" by Section 584(a) of the Code.

     14. The REIT, the Finance Sub and the Partnerships have no knowledge of facts that are contrary to the following: (i) the Partnerships have been and will be operated in accordance with the terms of the Partnership Agreements and the provisions of the Delaware Revised Uniform Limited Partnership Act (the "Act"), (ii) the Partnership Agreements and the Demand Note are valid and enforceable in accordance with their terms, (iii) no person has made or will to make a market in interests in the Partnerships, (iv) interests in the Partnerships have not been and will not be regularly quoted by persons such as brokers or dealers and (v) holders of interests in the Partnerships have not had and will not have a readily available, regular or ongoing opportunity to buy, sell or exchange such interests (other than with respect to the Redemption Rights) in a time frame and with the regularity and continuity that a secondary market for interests in the Partnerships would provide.

     15. The Partnerships have been and will be operated in accordance with the terms of the Partnership Agreements and the provisions of the Act.

     16. The information set forth in the Registration Statement is true, correct and complete.

     17. As Senior Vice President and Chief Financial Officer, of the REIT, which is (i) the sole general partner of the Operating Partnership, and (ii) the sole shareholder of the Finance Sub, which is the sole general partner of the Finance Partnership, it is my responsibility to have knowledge of the matters described in the above representations.

     IN WITNESS WHEREOF, I have executed this Certificate on this 31st day of October, 1997.

                              /s/ Paul R. Fannin
                              -----------------------------
                              Paul R. Fannin
                              Senior Vice President
                                and Chief Financial Officer

                                   EXHIBIT A

                                  Definitions
                                  -----------

     "Code":  the Internal Revenue Code of 1986, as amended.

     "Constructive" or "Constructively":  constructive stock ownership rules of
Section 318 of the Code, as modified by Section 856(d)(5) of the Code.

     "Finance Sub": Evans Withycombe Finance, Inc., a Delaware corporation and wholly owned subsidiary of the REIT.

     "Lease":  any lease from which any Partnership derives revenue.

     "Operating Partnership Agreement": the Amended and Restated Agreement of Limited Partnership of Evans Withycombe Residential, L.P., dated as of August 17, 1994.

     "Ownership Interest": in the case of a corporation, stock in such corporation, and in the case of any other entity, an interest in the capital or profits of such entity.

     "Partnership Agreements":  the partnership agreements of the Partnerships.

     "Redemption Rights": the right of limited partners of the Operating Partnership to have their partnership interests redeemed by the Operating Partnership in accordance with Section 8.6 of the Operating Partnership Agreement.

                             OFFICER'S CERTIFICATE
                     FOR EVANS WITHYCOMBE RESIDENTIAL, INC.
                      REGARDING CERTAIN INCOME TAX MATTERS

     This Officer's Certificate is given in connection with (i) the Joint Proxy Statement and Prospectus, included in the Registration Statement on Form S-4 (File No. 333-35873) (the "Merger Registration Statement"), relating to the proposed merger (the "Merger") of Evans Withycombe Residential, Inc., a Maryland corporation (the "REIT") with and into Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR"), and (ii) the Prospectus and Information Statement, contained in the Registration Statement on Form S-4 (File No.333-36053) (the "Partnership Registration Statement"), relating to (A) the proposed contribution of the assets, subject to liabilities, of Evans Withycombe Residential, L.P., a Delaware limited partnership (the "Operating Partnership") to ERP Operating Limited Partnership, an Illinois limited partnership ("ERP") and (B) the offer by ERP to holders of units in the Operating Partnership to exchange such units for units of partnership interest in ERP.

     Paul R. Fannin, Senior Vice President and Chief Financial Officer of the REIT, hereby certifies that to the best of his knowledge and belief that each of the following statements is true and correct and will be true and correct at the effective time of the Merger. The undersigned understands that the following representations form the basis of the opinions of Rudnick & Wolfe and Gibson, Dunn & Crutcher LLP described in the Merger Registration Statement and the Partnership Registration Statement (collectively the "Registration Statements"), and any change or inaccuracy in the facts described herein could adversely alter such opinions.

     References herein to the "Company" include the REIT, Evans Withycombe Finance, Inc. (the "Finance Sub") as well as the Partnerships. References to the Partnerships include Operating Partnership, Evans Withycombe Finance Partnership, L.P., a Delaware limited partnership (the "Finance Partnership"), McKinley Hills Partners-85, and EW Chandler Limited Partnership.

     Terms not otherwise defined herein have the meanings set forth in Exhibit A hereto. Unless specifically provided otherwise, all the statements below with respect to any entity relate to such entity from the date of its organization until the effective date of the Merger.

     1. The information set forth in the Registration Statements is true, correct and complete.

     2. One hundred (100) or more persons have held, and, until the effective date of the Merger will hold, the beneficial ownership of the outstanding stock of the REIT.

     3. Since the date of incorporation, five or fewer Persons have not owned, and until the effective date of the Merger will not own, after applying the Attribution Rules, more than fifty percent (50%) of the REIT's outstanding stock.

     4. Commencing with its taxable year ending December 31, 1994, the REIT timely and properly filed an election to be a taxed as "Real Estate Investment Trust." The REIT has not revoked such election and has no present intention to revoke such election.

     5. The REIT has not owned and does not anticipate to own an actual or Constructive interest in any corporation, partnership, association, trust, joint venture, limited liability company or other entity other than its actual or Constructive interests in the Partnerships, the Finance Sub, the Management Company, and the trusts established by the Finance Partnership to facilitate the borrowing by the Finance Partnership.

     6. With respect to each and every Lease, the amount of rent received or accrued by the Company has not been, and will not be based in whole or in part on the income or profits of any person.

     7. With respect to each and every Tenant, neither the Company, nor any owner (actual or Constructive) of 10% or more of the outstanding Common Stock of the REIT, has been, or is expected to be the owner (actual or Constructive) of:
(i) in the case of a Tenant that is a corporation, stock of such Tenant possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total number of shares of all classes of stock of such Tenant; or (ii) in the case of a Tenant that is not a corporation, an interest of 10% or more in the assets or net profits of such Tenant.

     8. With respect to every Lease: (i) all personal property leased by the Company has been and will be leased in connection with a lease of real property, and (ii) the rent attributable to any personal property leased in connection with a Lease has been and will be less than 15% of the total rent received or accrued under the Lease. I understand that the amount of rent attributable to personal property is determined under Section 856(d)(1) of the Code, which provides that with respect to each lease of real property, the amount of rent attributable to personal property for a taxable year is the amount that bears the same ratio to the rent for the taxable year as the average of the adjusted basis of personal property at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted basis of both the real property and the personal property at the beginning and at the end of the taxable year. This representation applies only to personal property that is owned (as opposed to property leased) by the Company.

     9. The Company has not acted and will not act as lessee of any property for the purpose of subleasing such property to a Tenant.

     10. No Partnership has leased or will lease or sublease personal property that is not owned by it. All personal property provided or made available to a Tenant by the Management Company has been and will be leased by the Management Company acting on its own behalf and not as agent for the Partnerships, and the Management Company has separately charged and will separately charge the Tenant therefor.

     11. The Company will not receive "excess rentals" from a Tenant. "Excess rentals" means rent payable pursuant to a Lease in an amount that is greater than the rent that would be payable under the Lease but for the existence of a provision obligating the Tenant to pay over all or a portion of any rent received by that Tenant from a subtenant or assignee of that Tenant.

     12. One hundred percent (100%) of the stock of the Finance Sub has been and will be held by the REIT at all times during the existence of the Finance Sub.

     13. For purposes of the following representations, income, deductions, credits and other tax items of the REIT shall be deemed to include the REIT's share of such items of the Partnerships, based on the REIT's proportionate direct or indirect capital interest in such entities. Furthermore, for this purpose the REIT will be treated as owning directly the assets owned by the Finance Sub:

          (a) Commencing with the REIT's taxable year ending December 31, 1994, at least ninety-five percent (95%) of the gross income of the REIT

     (excluding gross income from Prohibited Transactions) has been and is expected to be derived from (i) dividends, (ii) interest, (iii) rents from real property, (iv) gain from the sale or other disposition of stock, securities and real property (including Interests in Real Property and interests in mortgages on real property), but excluding gain on real property which is Section 1221(1) Property, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or
     (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), and (viii) gain from the sale or other disposition of Real Estate Assets that is not a Prohibited Transaction;

          (b) Commencing with the REIT's taxable year ending December 31, 1994, at least seventy-five percent (75%) of the gross income of the REIT (excluding gross income from Prohibited Transactions) has been and is expected to be derived from (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on Interests in Real Property, (iii) gain from the sale or disposition of real property (including Interests in Real Property and interests in mortgages on real property), but excluding gain from real property which is Section 1221(1) Property, (iv) dividends or other distributions on, and gain (other than gain from Prohibited Transactions) from the sale or other disposition of, transferable shares or beneficial certificates in other Real Estate Investment Trusts, (v) abatements and refunds of taxes on real property,
     (vi) income and gain derived from Foreclosure Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property and interests in mortgages on real property, (viii) gain from the sale or other disposition of a Real Estate Asset which is not a Prohibited Transaction, and (ix) Qualified Temporary Investment Income. Dividends received by the Operating Partnership from the Management Company are not included in clauses (i) through (ix) of this paragraph (b);

          (c) Commencing with the REIT's taxable year ending December 31, 1994, the REIT has derived and expects to derive less than thirty percent (30%) of its aggregate gross income from the sale or other disposition of (i) stock or securities held for less than one year, (ii) property in a Prohibited Transaction, and (iii) real property (including Interests in Real Property and interests in mortgages on real property) held for less than four years other than such property that is compulsorily or involuntarily converted (by means of destruction, theft, seizure, requisition, condemnation or threat of imminence thereof) and Foreclosure Property;

          (d) Commencing with the REIT's taxable year ending December 31, 1994, the REIT has paid and expects to pay dividends (without regard to capital gains dividends) equal to or in excess of the sum of (i) ninety-five percent (95%) of the REIT's REIT Taxable Income for the year (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) ninety-five percent (95%) of the net income from

     Foreclosure Property (after the tax imposed thereon by Section 857(b)(4)(A) of the Code), minus (iii) any Excess Noncash Income; and

          (e) Commencing with the REIT's taxable year ending December 31, 1994, the dividends paid and to be paid by the REIT on the Common Stock were and will be made pro rata, with no preference to any share of the Common Stock as compared with other such shares.

     14. For purposes of the following representations, assets of the REIT shall be deemed to include the REIT's share of assets owned by the Partnerships, based on the REIT's proportionate direct or indirect capital interest in such entities. Furthermore, for this purpose the REIT will be treated as owning directly the assets owned by the Finance Sub:

          At the close of each quarter of each taxable year commencing with the REIT's taxable year ending December 31, 1994 (i) at least seventy-five percent (75%) of the value of the combined total assets of the REIT has been and will be represented by Real Estate Assets, cash and cash items, (including receivables), and U.S. Government securities, (ii) not more than twenty-five percent (25%) of the value of the REIT's total assets has been or will be represented by securities (other than those described in clause
     (i) above), and (iii) with respect to those assets described in clause (ii) above, the value of any one issuer's securities owned by the REIT (including but not limited to the Management Company) has not exceeded and will not exceed five percent (5%) of the value of the REIT's total assets and the REIT has not owned and will not own more than ten percent (10%) of any one issuer's outstanding voting securities.

     15. The REIT, the Finance Sub, and the Partnerships have not earned and will not earn fees for services performed, or other income (whether or not through a manager) not described in clauses (i) through (viii) of paragraph 13(a) above, other than with respect to (i) Foreclosure Property and (ii) income, if any attributable to reimbursements paid by the Operating Partnership and Finance Partnership to the REIT pursuant to the terms of the Partnership Agreements.

     16. The Company has not provided and will not provide, and has not engaged and will not engage any entity that fails to qualify as an "independent contractor" to furnish, any services to any Tenant that are other than services of the type that are "usually or customarily rendered" in connection with the rental of space for occupancy only and not otherwise considered "rendered to the occupant" within the meaning of Section 1.512(b)-1(c)(5) of the Treasury Regulations. The Company has not received and will not receive any income, directly or indirectly, from such contractor, including but not limited to administrative or other fees, interest and dividends. For this purpose, an "independent contractor" is a person other than (i) any person owning (actually or Constructively) more than 35% of the stock of the REIT; (ii) any corporation in which persons owning 35% or more of the stock of the REIT own (actually or Constructively) more than 35% of the voting power with respect to the stock of such corporation; or (iii) any entity other than a corporation in which persons owning persons owning 35% or more of the stock of the REIT own (actually or Constructively) more than 35% interest in the assets or net profits of such entity.

     17. No independent contractor providing services to Tenants has had or will have any operating employees in common with the Company.

     18. The services described in the draft private letter ruling request dated August 16, 1994 prepared by the REIT sets forth in complete detail the services that have been provided and are expected to be provided to by the Partnerships and the Management Company to Tenants.

     19. As required by Treasury Regulation Section 1.857-8, for each year commencing with the REIT's taxable year ending December 31, 1994, the REIT (i) has maintained and will maintain the necessary records relating to the actual ownership of its stock, (ii) has made and will make the requisite information requests of its shareholders regarding stock ownership, and (iii) has maintained and will maintain a list of the persons failing or refusing to comply in whole or in party with the Company's demand for statements regarding stock ownership.

     20. The Company has operated and will operate in a manner such that the above representations will continue to be true in the future; provided, however, the Company may operate in a manner different from such representations if it obtains the advice of nationally recognized counsel that such differences will not impair its status as a Real Estate Investment Trust.

     21. The REIT will use its best efforts to monitor ownership of Common Stock in order to ensure compliance with, and will use its best efforts to enforce, the Transfer Restrictions. Specifically, the REIT, as soon as practicable after the date it discovers that a transaction in violation of the Transfer Restrictions has occurred, will inform the Purported Record Owner and, to the extent it is aware of its identity, the Purported Beneficial Owner, of their obligations pursuant to the Charter, including the obligation to surrender to the Trustee of the Trust any Trust Shares and any and all dividends or other distributions received with respect to Trust Shares. The REIT will also take additional action as is reasonably necessary to refuse to give effect to or to prevent such transaction, which may include: (1) refusing to give effect to such transaction on its books; (2) instituting legal proceedings to enjoin the transaction and to recover any Trust Shares and any dividends erroneously paid or distributed; and (3) declaring any votes erroneously cast by the Purported Record Owner to be retroactively invalid. For purposes of this paragraph 21, the terms "Purported Record Owner," "Purported Beneficial Owner," "Trustee," "Trust" and "Trust Shares" shall have the meanings ascribed to such terms in the Charter.

     22. The representations herein take into account the expected income, assets and operations of the Development Properties.

     23.  All shares of stock issued by the REIT are freely transferable.

     24. As Senior Vice President and Chief Financial Officer, of the REIT, which is (i) the sole general partner of the Operating Partnership, and (ii) the sole stockholder of the Finance Sub, which is the sole general partner of the Finance Partnership, it is my responsibility to have knowledge of the matters described in the above representations.

     IN WITNESS WHEREOF, I have executed this Certificate on the 31st day of October, 1997.

                              /s/ Paul R. Fannin
                              -----------------------------
                              Paul R. Fannin
                              Senior Vice President
                                and Chief Financial Officer

                                   EXHIBIT A

                                  Definitions
                                  -----------

     "Attribution Rules": the rules of ownership described in Section 856(h) of the Code.

     "Charter":  The Charter of the REIT.

     "Code":  the Internal Revenue Code of 1986, as amended.

     "Common Stock": Common Stock, $.01 par value per share of Evans Withycombe Residential, Inc.

     "Constructive" or "Constructively":  constructive stock ownership rules of
Section 318 of the Code, as modified by Section 856(d)(5) of the Code.

     "Development Properties": the "Development Communities" and the "Development Rights" as those terms are defined in the Registration Statement.

     "Excess Noncash Income": the excess of (i) the sum of (A) all interest, original issue discount and other income includible in income with respect to debt instruments received upon the sale of property over the money and fair market value of property received with respect to such instruments and (B) income recognized upon the disposition of real estate if there is a determination that Section 1031 of the Code (like-kind exchanges) does not apply to the disposition and the failure to satisfy the requirements of Section 1031 of the Code was due to reasonable cause and not willful neglect, over (ii) five percent (5%) of REIT Taxable Income (without regard for the deduction for dividends paid and excluding any net capital gain).

     "Foreclosure Property": any real property (including Interests in Real Property), and personal property incident to such real property, acquired by the Company as a result of the Company having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default (or default was imminent) on a lease of such property or on an indebtedness which such property secured; provided that an election for foreclosure property status under Section 856(e)(5) of the Code is in effect with respect to such property and such election has not been terminated under Section 856(e)(4) of the Code. Such term does not include property acquired by the Company as a result of indebtedness arising from the sale or other disposition of property of the Company which is
Section 1221(1) Property which was not originally acquired as foreclosure property.

     "Interests in Real Property": includes fee ownership and co-ownership of land or improvements thereon, leaseholders of land or improvements thereon, options to acquire land or improvements thereon, and options to acquire leaseholds of land or improvements thereon, but does not include mineral, oil or gas royalty interests.

     "Lease":  any lease from which the Company derives revenue.

     "Management Company": Evans Withycombe Management, Inc., an Arizona corporation.

     "Ownership Interest": in the case of a corporation, stock in such corporation, and in the case of any other entity, any interest in the assets or net income of such entity.

     "Partnership Agreements":  the partnership agreements of the Partnerships.

     "Person": an individual, private foundation, charitable trust, and employee pension, profit sharing, stock bonus or supplemental unemployment benefit trust.

     "Prohibited Transaction": the sale or other disposition of Section 1221(1) Property, other than Foreclosure Property, unless (i) the property sold was a Real Estate Asset; (ii) the Company held the Real Estate Asset for at least four years; (iii) the aggregate expenditures made by the Company during the four (4) year period preceding the date of the sale which are includible in the basis of the Real Estate Asset does not exceed thirty percent (30%) of the net selling price of such asset; (iv) (A) during the taxable year the Company did not make more than seven sales of property (other than Foreclosure Property) or (B) the aggregate adjusted bases (as determined for purposes of computing earnings and profits) of the REIT's property (other than Foreclosure Property) sold during the taxable year does not exceed ten percent (10%) of the aggregate adjusted bases (as so determined) of all the assets of the REIT as of the beginning of the taxable year; (v) in the case of property, which consists of land or improvements, not acquired through foreclosure (or deed in lieu of foreclosure), or lease termination, the Company has held the property for not less than four
(4) years for production of rental income; and (vi) if the requirement of clause
(iv)(A) is not satisfied, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor (as defined in paragraph 16 hereof) from whom the Company does not directly or indirectly derive gross income (including but not limited to dividends). For purposes of clause (iv)(B) of the preceding sentence, the REIT will be treated as owning its proportionate share of the adjusted bases of assets owned by other entities in a manner consistent with that described in paragraph 14 hereof.

     "Qualified Temporary Investment Income": any income which (i) is attributable to stock, or a bond, debenture, note, certificate or other evidence of indebtedness (excluding any annuity contract which depends (in whole or in substantial part) on the life expectancy of one or more individuals, or is issued by an insurance company subject to tax under subchapter L of the Code (1) in a transaction in which there is no consideration other than cash or another annuity contract meeting the requirements of this definition, (2) pursuant to the exercise of an election under an insurance contract by a beneficiary thereof on the death of the insured party under such contract, or (3) in a transaction involving a qualified pension or employee benefit plan), (ii) is attributable to the temporary investment of new capital (amounts received upon the issuance of stock of the REIT or upon a public offering of debt obligations of the REIT having maturities of at least five years) received by the REIT and (iii) is received or accrued during the one year period beginning on the date the REIT received such capital.

     "Real Estate Asset": real property (including Interests in Real Property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other Real Estate Investment Trusts. Such term also includes any property (not otherwise a Real Estate Asset) attributable to the temporary investment of new capital (amounts received upon the issuance of stock of the REIT or upon a public offering of debt obligations of the REIT having maturities of at least five years), but only if such property is stock or a debt instrument, and only for the one-year period beginning on the date the REIT receives such capital.

     "Real Estate Investment Trust": a real estate investment trust which meets the requirements of Sections 856 through 860 of the Code.

     "REIT Taxable Income": "Real estate investment trust taxable income" as defined in Section 857(b) of the Code, which generally equals the taxable income of the REIT, computed with the dividends-paid deduction as defined in Section 561 of the Code (except that the portion of such deduction attributable to net income from Foreclosure Property is excluded), excluding any net income from Foreclosure Property, and computed with a deduction for any tax imposed under Section 857(b)(5) of the Code (i.e., tax on the failure to meet the seventy-five percent (75%) or ninety-five percent (95%) income tests).

     "Section 1221(1) Property": stock in trade of the Company or other property of a kind which would properly be included in inventory of the Company if on hand at the close of the taxable year, or property held by the Company primarily for sale to customers in the ordinary course of its trade or business.

     "Tenant":  any person from whom the Company derives gross income.

     "Transfer Restrictions": The restrictions on transfer of capital stock of the REIT as set forth in Article V of the Charter.

                      Equity Residential Properties Trust
                     Two North Riverside Plaza, Suite 400
                           Chicago, Illinois  60606


                               October 31, 1997


Rudnick & Wolfe                                    Gibson, Dunn & Crutcher LLP
203 North LaSalle Street                           333 South Grand Avenue
Suite 1800                                         Los Angeles, California 90071
Chicago, Illinois 60601

     Re:  Tax Opinion for Merger - Officer's Certificate
          ----------------------------------------------

Ladies and Gentlemen:

     In connection with the merger of Evans Withycombe Residential, Inc., a Maryland corporation ("EWR"), with and into Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR"), pursuant to the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 (File No. 333-35873), filed with the Securities and Exchange Commission, as amended (the "Registration Statement"), and certain related transactions, Rudnick & Wolfe, as special counsel for EQR, and Gibson, Dunn & Crutcher LLP, as special counsel for EWR, have each been requested to render an opinion concerning certain federal income tax consequences of the proposed merger (the "Merger") of EWR with and into EQR. Unless otherwise specifically defined herein, all capitalized terms have the meaning assigned to them in the Registration Statement.

     The Merger will be consummated pursuant to (i) an Agreement of Merger, by and between EWR and EQR, dated as of August 27, 1997 (the "Merger Agreement"), and (ii) the Articles of Merger, by and between EWR and EQR in connection therewith (the "Plan of Merger"). Pursuant to the Asset Contribution Agreement, the assets of EWRLP will be contributed to ERP Operating Partnership at the time set forth in the Asset Contribution Agreement.

     In connection with the issuance of your legal opinion as described above, EQR, on behalf of itself and ERP Operating Partnership, hereby makes the following representations (intending that Rudnick & Wolfe and Gibson, Dunn & Crutcher LLP will rely on such representations in rendering their opinions), each of which will be true as of the Effective Time of the Merger and thereafter, where relevant:

     1. The Merger is being effected for bona fide business reasons as described in the Joint Proxy Statement/Prospectus.

October 31, 1997
Page 2




     2. The fair market value of the EQR Common received by each holder of EWR Common will be approximately equal to the fair market value of the EWR Common surrendered in the exchange.

     3. EQR has no plan or intention to reacquire any of the EQR Common to be issued in the Merger.

     4. EQR has no plan or intention to sell or otherwise dispose of any of the assets acquired from EWR in the Merger except for (i) dispositions made in the ordinary course of business, (ii) transfers described in both Section 368(a)(2)(C) of the Code and Treasury Regulations Section 1.368-2(j)(4), and
(iii) the transfer of assets made pursuant to the Asset Contribution Agreement.

     5. Following the Merger, EQR will continue the historic business of EWR and will use a significant portion of EWR's historic business assets in a business.

     6. EQR and the shareholders of EQR will pay their respective expenses incurred in connection with the Merger, and will not pay the expenses of EWR or the EWR shareholders, except for those expenses of EWR that are solely and directly related to the Merger in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.

     7. There is no intercorporate indebtedness existing between EQR and EWR that was issued, acquired or will be settled at a discount.

     8. Although EQR is an "investment company," as defined in Code Sections 368(a)(2)(F)(iii) and (iv), EQR is also a real estate investment trust, as defined in Code Section 856(a), described in Code Section 368(a)(2)(F)(i).

     9. EQR is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

     10. None of the compensation received by any shareholder-employee of EQR will be separate consideration for, or allocable to, any of his or her EQR Common or EQR Preferred. The compensation paid to any shareholder-employee of EQR will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. None of the EQR Common or EQR Preferred received by any shareholder-

October 31, 1997
Page 3




employee of EQR will be in exchange for, or in consideration of, services rendered to EQR or any other entity by such shareholder-employee.

     11. The payment of cash in lieu of fractional shares of EQR Common is solely for the purpose of avoiding the expense and inconvenience to EQR of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to EWR shareholders in lieu of issuing fractional shares of EQR Common will not exceed one percent of the total consideration that will be issued in the Merger to the holders of EWR Common in exchange for their EWR Common. The fractional share interests of each holder of EWR Common will be aggregated, and no holder of EWR Common will receive cash in an amount greater than the value of one share of EWR Common.

     12. The principal purpose of EQR's assumption of liabilities and/or acquisition of properties subject to liabilities in connection with the Merger is not to avoid federal income tax, and EQR has a valid business purpose for assuming any liabilities and/or acquiring properties subject to liabilities in connection with the Merger.

     13. EQR has the corporate power and authority to make all of the representations contained herein.


                              EQUITY RESIDENTIAL PROPERTIES
                              TRUST, a Maryland real estate investment trust


                              By:     /s/ Bruce C. Strohm
                                    ------------------------------
                              Name:   Bruce C. Strohm
                                    ------------------------------
                              Its:    Executive Vice President
                                    ------------------------------